Exhibit 5.1

May 19, 2026

Baker Hughes Company

575 North Dairy Ashford Road, Suite 100

Houston, Texas, 77079-1121

Re:	Baker Hughes Company Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-256119)

Ladies and Gentlemen:

We have acted as counsel to Baker Hughes Company, a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-256119) (the “Post-Effective Amendment”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering (i) approximately 15,261,412 shares of the Company’s Class A common stock, par value $0.0001 per share (the “LTIP Shares”), previously registered under the Registration Statement on Form S-8 (File No. 333-256119) (the “Prior Registration Statement”) and now issuable under the Baker Hughes Company 2026 Long-Term Incentive Plan (the “2026 LTIP”), and (ii) approximately 4,908,532 shares of Common Stock (the “ESPP Shares”, and together with the LTIP Shares, the “Shares”) previously registered under the Prior Registration Statement and now issuable under the Second Amended and Restated Baker Hughes Company Employee Stock Purchase Plan (the “ESPP”, and together with the 2026 LTIP, the “Plans”).

We have participated in the preparation of the Post-Effective Amendment and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as a part (Exhibit 5.1) of the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, Cleary Gottlieb Steen & Hamilton LLP

By:	/s/ Lillian Tsu
Lillian Tsu, a Partner

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